Exhibit 3.1

ALLIED GAMING & ENTERTAINMENT INC.

Amendment No. 2 to Amended and Restated Bylaws

1.	Section 2.5 of Article II of the Amended and Restated Bylaws shall be amended and restated in its entirety as follows:

“2.5 Quorum. The holders of  shares of capital stock representing one-third of the voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of shares of capital stock representing one-third of the voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.”

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